UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	June 18, 2006

NEW RIVER PHARMACEUTICALS INC.

(Exact name of Registrant as specified in charter)

Virginia	000-50851	54-1816479
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1881 Grove Avenue, Radford, Virginia	24141
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(540) 633-7978

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01.	Other Events.

On June 18, 2006, Dr. Donald Jasinski, Professor of Medicine, Chief Center for Chemical Dependence, Johns Hopkins Bayview Medical Center, presented data from two clinical abuse liability studies on NRP104 at the annual meeting of the College on Problems of Drug Dependence in Scottsdale, Arizona. NRP104 is the subject of a new drug application filed by New River Pharmaceuticals Inc. (the “Company”) with the U.S. Food and Drug Administration on December 6, 2005, seeking approval for three therapeutic doses (30, 50 and 70 mg) of NRP104 for the treatment of attention-deficit/ hyperactivity disorder (ADHD) in pediatric populations. Dr. Jasinski presented more detailed data from the A01 study, as well as the top line data from the A03 study. This presentation is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Company issued a press release on June 18, 2006 with respect to this presentation, which press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

The A01 study was a single-blind, placebo- and active-controlled, single-dose escalation study of NRP104 (up to 150 mg) to evaluate safety, tolerability, and abuse liability in healthy adult volunteers with histories of stimulant abuse.

The subjective and behavioral effects for NRP104 overall in doses comparable to or greater than d-amphetamine (40 mg) tended to be less euphoric and more dysphoric than d-amphetamine (40 mg), with a later peak effect. There was no apparent dose-response relationship in either the subjective effects or cardiovascular effects in the NRP104 dose range of 30 mg to 150 mg. The systemic exposure to d-amphetamine (AUC and Cmax) was dose proportional for NRP104 in the range of 30 mg to 130 mg, following a single dose administration. However, the increase in overall exposure (AUClast) was significantly attenuated between the 130 mg dose and the 150 mg dose. Doses of NRP104 from 30 to 150 mg were safe and well-tolerated in the population of stimulant abusers.

The A03 study evaluated the likeability of NRP104 (50 mg, 100 mg and 150 mg) compared to placebo and two active controls in stimulant abusers. The two active controls in the study were d-amphetamine 40 mg, a Schedule II stimulant, and diethylpropion 200 mg, a Schedule IV drug.

On a mole weight basis, the amphetamine free base content in NRP104 100 mg is equal to the amphetamine free base content in d-amphetamine sulfate 40 mg, and the diethylpropion 200 mg is expected to provide the same level of subjective and behavioral effects as d-amphetamine sulfate 40 mg.

Each of the three doses, one dose of d-amphetamine 40 mg, one dose of diethylpropion hydrochloride 200 mg and one dose of NRP104 100mg, produced liking effects that were greater than placebo with respect to the primary abuse liability variable, a Drug Rating Questionnaire Subject (DRQS) Liking Score. However, the mean difference of the liking score from placebo was not statistically significant for the NRP104 100 mg dose (2.14) when compared to that of placebo (p>0.05).  By contrast, the differences of the liking scores from placebo were statistically significant for both d-amphetamine 40 mg (4.53), and diethylpropion hydrochloride 200 mg (4.03) (p<0.05). In a pairwise comparison analysis, the liking effects of NRP104 100 mg were less than those of d-amphetamine 40 mg and diethylpropion 200 mg to a statistically significant extent (p<0.05).

Also, NRP104 50mg produced liking effects that were greater than placebo with respect to the primary abuse liability variable (DRQS Liking Score); however the mean difference of the liking score from placebo was not statistically significant for NRP104 50 mg (1.97) (p>0.05).  In a pairwise comparison analysis, the liking effects of NRP104 50 mg were less than those of d-amphetamine 40 mg and diethylpropion 200 mg to a statistically significant extent (p<0.05).

NRP104 150mg produced liking effects that were greater than placebo with respect to the primary abuse liability variable, and the mean difference of the liking score from placebo was statistically significant for NRP104 150 mg (6.06) (p<0.05). In a pairwise comparison analysis, the liking effects of NRP104 150 mg were greater than those of d-amphetamine 40 mg and diethylpropion 200 mg although the differences were not statistically significant (p>0.05). On a mole weight basis, the amphetamine free base content in NPR104 150 mg is 50% more than the amphetamine free base content of 40 mg of d-amphetamine sulfate.   NRP104 150 mg also demonstrated a delayed peak effect by 2 hours when compared to both d-amphetamine 40 mg and diethylpropion 200 mg.  This delayed effect resulted in a delayed observation of the Liking Scores when compared to d-amphetamine 40 mg or diethylpropion 200 mg.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Presentation made on June 18, 2006 by Dr. Donald Jasinski at the annual meeting of the College on Problems of Drug Dependence.

99.2	Press release issued on June 18, 2006 by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2006

NEW RIVER PHARMACEUTICALS INC.

By:	/s/ Randal J. Kirk
Randal J. Kirk
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Presentation made on June 18, 2006 by Dr. Donald Jasinski at the annual meeting of the College on Problems of Drug Dependence.

99.2	Press release issued on June 18, 2006 by the Company.